Exhibit 99.1

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
David L. Mead, Chief Financial Officer
(330) 373-1221 Ext. 2279

First Place Financial Corp. Reports First Quarter 2004 EPS of $0.35, a 52.2% Increase

Second Quarter Dividend of $0.14 Declared

Warren, Ohio, October 21, 2003—First Place Financial Corp. (NASDAQ: FPFC) reported net income for the first fiscal 2004 quarter ended September 30, 2003 of $4.5 million, an increase of 48.8% from the $3.0 million reported for the first quarter of fiscal 2003. Diluted earnings per share were $0.35, a 52.2% increase from the $0.23 reported last year. The earnings improvement reflected strong revenue growth achieved through increases in both fee income and net interest income. Per share results were additionally affected by share repurchase activity, which decreased average diluted shares outstanding by 3.9%.

Performance measures also showed significant improvement. Annualized return on average equity (ROE) and return on average assets (ROA) for the first quarter of fiscal 2004 were 9.85% and 1.12%, respectively, compared to 6.65% and 0.76% for the first quarter of fiscal 2003.

Commenting on these results, Steven R. Lewis, President and CEO said, “We are pleased to report another quarter of strong revenue growth stemming from geographic and product expansion as well as changes in our balance sheet mix. These initiatives have enabled us to successfully navigate through a difficult economy and volatile interest rates. Income from mortgage banking, an improved net interest margin, and non-bank affiliate activities all contributed significantly to our revenue growth. Our results confirm that the strategy we implemented two years ago to become a diversified financial services provider has been increasingly successful.”

Total revenue for the quarter ended September 30, 2003, consisting of net interest income and noninterest income, was $18.4 million, up 38.9% from the $13.3 million reported in the prior-year first quarter. Net interest income increased 15.6% to $12.0 million and reflected a 48 basis point improvement in the net interest margin to 3.37%, partially offset by a 0.8% decline in average earning assets. The improvement in the net interest margin was primarily due to a favorable shift in the mix of interest-earning assets and interest-bearing liabilities and a reduction of interest cost associated with the interest rate swaps that were terminated in August 2002. The modest decline in average earning assets stemmed from higher loan growth offset by increased amortization and prepayment of mortgage-backed securities and a reduction in short-term investments. Mr. Lewis noted, “Our improvement in net interest income on both a year-over-year and linked-quarter basis has been gratifying, reflecting the success of our ongoing initiatives to improve the earning asset mix without adding significantly to long-term interest rate risk and build our core deposit base. Our achievements are particularly noteworthy given the challenging interest rate environment.”

Noninterest income for the quarter ended September 30, 2003 increased 123.3% to $6.4 million, from $2.9 million in the prior-year first quarter. The increase was due primarily to growth in mortgage banking income and in revenues from non-bank businesses. Mr. Lewis added, “Mortgage production and sales continued at very high levels in part due to the addition of loan production offices in Toledo and Cincinnati, Ohio, although the flow of loan applications has slowed somewhat due to interest rate volatility.” Total mortgage originations for the current quarter were $403.3 million compared to $214.3 million for the prior-year first quarter, and $344.4 million for the fourth quarter of fiscal 2003. Gains on sale of loans were $4.0 million for the quarter, up 78.9% from last year. The net loss in loan servicing income was $861,000 for the quarter, compared to a net loss of $1.2 million for the prior-year first quarter. The net loss for the current quarter included a partial recapture of $400,000 of previously recorded impairment charges to mortgage servicing rights (MSRs). The net loss for the prior-year first quarter included a non-cash charge of $834,000 for impairment to MSRs. Additionally, amortization of the related capitalized servicing asset is charged against servicing income. Amortization was accelerated during the quarter compared to the prior year quarter as a result of faster repayments of serviced loans compared to the prior year.

Noninterest income from non-bank affiliates increased $1.1 million in the first fiscal 2004 quarter compared to the prior year period due primarily to previously announced acquisitions of non-bank businesses. These acquisitions were APB Financial Group, Ltd. and the majority ownership in TitleWorks Agency, LLC, both of which occurred in January 2003. Mr. Lewis commented, “Our latest business acquisitions continue to build our fee revenue base and enhance our ability to strengthen customer relationships by offering a wide array of financial products to serve client needs.”

Mr. Lewis continued, “Revenue growth significantly outpaced noninterest expense growth, resulting in an improved efficiency ratio.” Noninterest expense for the quarter ended September 30, 2003 was $10.2 million, an increase of $1.8 million, or 21.9%, compared to the prior-year first quarter. The majority of this increase across all expense categories was attributable to the business acquisitions described above, and to elevated mortgage banking activity. The efficiency ratio was 54.69% in the current year quarter compared to 61.92% in the year-ago first quarter.

Non-performing assets, including non-performing loans and real estate owned, totaled $15.7 million at September 30, 2003, compared to $13.8 million at June 30, 2003 and $15.4 million at September 30, 2002. Non-performing assets as a percent of total assets declined slightly to 0.94% at September 30, 2003 from 0.97% twelve months ago. Mr. Lewis commented, “Although we experienced a modest improvement in our level of non-performing assets as a percent of total assets over the past 12 months, sluggish local economic conditions remain a challenge to stabilizing asset quality levels. However, the increase in non-performing assets since June 30, 2003 consists almost entirely of one-to-four family mortgages, and our collection experience on these types of loans has been good.” The loan loss provision increased to $1.5 million in the first quarter of fiscal 2004 from $511,000 in the first quarter of fiscal 2003, reflective of overall loan growth. Held-for-investment loan balances increased $110.2 million during the first quarter of fiscal 2004 (with the majority of growth coming from mortgage loans), versus $19.9 million during the first quarter of fiscal 2003. The increase in the provision maintains the loan loss reserve at historically prudent levels; the loan loss reserve ratio was 1.04% at September 30, 2003 compared to 1.02% at September 30, 2002. Net charge-offs were $564,000, or 0.22% of average loans, in the first quarter of fiscal 2004, relatively unchanged from $538,000 in the prior year quarter.

Assets totaled $1.7 billion at September 30, 2003, an increase of 7.5%, or $116.7 million, from June 30, 2003. Portfolio loans totaled $1.0 billion at September 30, 2003, a 12.2% increase from $901.4 million at June 30, 2003. Of this total, mortgage loans increased $95.1 million, or 15.5%, to $710.6 million; commercial loans increased $7.0 million, or 5.7%, to $131.0 million; and consumer loans increased $8.0 million, or 4.9%, to $170.0 million. Deposits declined $6.6 million to $1.1 billion at

September 30, 2003, a decrease of 0.6% from June 30, 2003. Lower-cost core deposits continued to replace certificates-of-deposit in the deposit mix, and represented 49.9% of the deposit portfolio at quarter-end.

Shareholders’ equity at September 30, 2003 was $183.9 million, compared to $182.7 million at June 30, 2003 and $183.2 million at September 30, 2002. As part of its capital management strategy, the Company repurchased 623,011 shares during the last twelve months. The Company continues to maintain a strong capital position. At quarter end, shareholders’ equity was 10.98% of period-end assets.

During the first quarter of fiscal 2004, the Company increased its quarterly cash dividend paid by 12% to $0.14 per share. At its regular meeting held October 21, 2003, the Board of Directors declared a per share cash dividend of $0.14 for the second fiscal quarter, payable on November 13, 2003 to shareholders of record as of the close of business on October 30, 2003.

About First Place Financial Corp.

First Place Financial Corp. is a $1.7 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 24 retail locations and 12 loan production offices throughout the state of Ohio; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except per share data)	2003	2002

Interest income	$21,185	$23,181	(9)%
Interest expense	9,185	12,798	(28)

Net interest income	12,000	10,383	16
Provision for loan losses	1,486	511	191

Net interest income after provision for loan losses	10,514	9,872	7

Noninterest income
Service charges	1,357	1,180	15
Security gains, net	0	105	(100)
Gain on sale of loans, net	3,992	2,232	79
Loan servicing income (loss)	(861)	(1,245)	(31)
Other – bank income	263	(6)	N/M
Other – non-bank income	1,671	610	174

Total noninterest income	6,422	2,876	123

Noninterest expense
Salaries and benefits	5,257	4,042	30
Occupancy and equipment	1,522	1,407	8
Professional fees	463	294	57
Loan expenses	563	308	83
Franchise taxes	394	397	(1)
Intangible amortization	249	248	0
Other	1,763	1,678	5

Total noninterest expense	10,211	8,374	22

Income before income tax and minority interest	6,725	4,374	54
Provision for income tax	2,169	1,343	62
Minority interest in income of consolidated subsidiary	47	0	N/M

Net income	$4,509	$3,031	49

SHARE DATA:
Basic earnings per share	$0.36	$0.23	57
Diluted earnings per share	$0.35	$0.23	52
Cash dividends per share	$0.14	$0.125	12
Weighted average shares outstanding—basic	12,538,468	12,984,891	(3)
Weighted average shares outstanding—diluted	12,768,217	13,291,990	(4)

N/M—Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share data)	September 30, 2003 (Unaudited)	June 30, 2003	$ Change

Cash and cash equivalents	$31,262	$32,206	$(944)
Federal funds sold	1,500	1,650	(150)
Securities available for sale	353,902	346,429	7,473
Loans held for sale	90,633	65,695	24,938
Loans
Mortgage and construction	710,610	615,478	95,132
Commercial	131,044	124,005	7,039
Consumer	169,965	161,962	8,003

Total loans	1,011,619	901,445	110,174
Less allowance for loan losses	10,526	9,603	923

Loans, net	1,001,093	891,842	109,251
Federal Home Loan Bank stock	22,750	22,523	227
Accrued interest receivable	7,467	6,993	474
Premises and equipment, net	19,506	19,766	(260)
Goodwill	18,418	18,407	11
Core deposits and other intangibles	4,650	4,902	(252)
Other assets	124,086	148,200	(24,114)

Total Assets	$1,675,267	$1,558,613	$116,654

Deposits
Non-interest bearing checking	$40,836	$39,506	$1,330
Interest bearing checking	70,596	73,125	(2,529)
Savings	134,076	135,819	(1,743)
Money market	304,259	298,788	5,471
Certificates of deposit	552,082	561,212	(9,130)

Total deposits	1,101,849	1,108,450	(6,601)
Securities sold under agreements to repurchase	31,248	9,547	21,701
Federal Home Loan Bank advances	334,334	235,952	98,382
Advances by borrowers for taxes and insurance	4,430	4,385	45
Accrued interest payable	1,690	796	894
Other liabilities	17,807	16,802	1,005

Total Liabilities	1,491,358	1,375,932	115,426
Common stock, $.01 par value:
33,000,000 shares authorized;
18,128,272 shares issued	181	181	0
Additional paid-in capital	177,172	177,059	113
Retained earnings	86,454	83,806	2,648
Unearned employee stock ownership plan shares	(6,070)	(6,219)	149
Unearned recognition and retention plan shares	(1,717)	(1,887)	170
Treasury stock, at cost, 4,842,762 shares at September 30, 2003 and 4,819,567 shares at June 30, 2003	(66,900)	(66,452)	(448)
Accumulated other comprehensive loss	(5,211)	(3,807)	(1,404)

Total Shareholders’ Equity	183,909	182,681	1,228

Total Liabilities and Shareholders’ Equity	$1,675,267	$1,558,613	$116,654

FIRST PLACE FINANCIAL CORP.

OTHER FINANCIAL HIGHLIGHTS (Unaudited)

	At or for the Three Months Ended September 30,
(Dollars in thousands, except per share data)	2003	2002

Performance Ratios:
Return on average assets	1.12%	0.76%
Return on average equity	9.85%	6.65%
Net interest margin	3.37%	2.89%
Efficiency ratio	54.69%	61.92%

Asset Quality:
Net charge-offs	$564	$538
Allowance for loan losses	$10,526	$9,429
Nonperforming loans	$14,541	$14,054
Nonperforming assets	$15,722	$15,368
Annualized net charge-offs to average loans	0.22%	0.23%
Allowance for loan losses to period end loans	1.04%	1.02%
Allowance for loan losses to nonperforming loans	72.39%	67.09%
Nonperforming assets to total assets	0.94%	0.97%

Average Balances:
Assets	$1,608,546	$1,585,573
Loans and loans held for sale	1,090,575	954,159
Deposits	1,107,919	1,087,182
Earning assets	1,453,362	1,464,272
Shareholders’ equity	182,077	180,897

Other Financial Measures:
Fully taxable equivalent net interest income	$12,250	$10,648
Equity to total assets at end of period	10.98%	11.62%
Book value per share	$13.84	$13.28
Dividend payout ratio	40.00%	54.35%